Exhibit 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002

NEWS RELEASE

Natural Resource Partners L.P.

to Acquire

VantaCore Partners LP

HOUSTON, August 19, 2014 – Natural Resource Partners L.P. (NYSE:NRP) today reported that it has signed a definitive agreement to acquire VantaCore Partners LP, a privately held limited partnership specializing in the construction materials industry, for $205 million, subject to customary purchase price adjustments. The acquisition is anticipated to close in the fourth quarter. NRP expects the acquisition to be immediately accretive to both earnings and cash flow.

Formed in 2006 to acquire profitable, well-managed and competitively advantaged mid-sized aggregates companies, VantaCore is now estimated to be one of the top 25 aggregates producers in the United States. To date VantaCore has successfully integrated seven companies and has an experienced management team in place that will facilitate future growth both organically and through additional acquisitions. Headquartered in Philadelphia, Pennsylvania, VantaCore operates three hard rock quarries, six sand and gravel plants, two asphalt plants and a marine terminal. Its current operations are located in Pennsylvania, West Virginia, Tennessee, Kentucky and Louisiana. VantaCore is currently owned by a consortium of institutional investors, including Trilantic Capital Partners as majority owner, Kayne Anderson Energy Development Company, Hartz Alternative Investments, LLC and Corridor Private Holdings, Inc., and by members of its management team.

VantaCore will be operated as a wholly owned subsidiary of NRP, and will continue to be managed by VantaCore’s Chief Executive Officer, Colin Oerton, and VantaCore’s Chief Operating Officer, Perry Donahoo. NRP anticipates that VantaCore will generate approximately $25 million in EBITDA over the next twelve months.

“With this acquisition, we are continuing down the path of diversifying NRP, building on our recent track record of smart, well-considered additions to our natural resource properties. Upon completion of the acquisition, NRP will have invested over $550 million since January 2013 in non-coal related businesses and, as we demonstrated with our second quarter results, those acquisitions are contributing significant additional cash flows to NRP,” said Wyatt Hogan, Executive Vice President of NRP.

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“This acquisition also will significantly enhance NRP’s platform for growth in the construction aggregates business, especially through VantaCore’s operations that supply limestone and base material to oil and gas companies in the Marcellus and Utica shale plays. We are acquiring an experienced management team as well as all of the approximately 230 employees who currently operate VantaCore’s businesses. We are excited to welcome them into the NRP family. NRP is focused on dedicating more capital to the construction materials industry, and this acquisition brings us the experienced team that will allow NRP to make that happen.”

“We are thrilled to become part of the NRP team, and look forward to utilizing NRP’s capital and industry knowledge to continue to grow our business,” said Colin Oerton, VantaCore’s Chief Executive Officer.

The acquisition is subject to customary closing conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act. As consideration for the acquisition, NRP plans to issue approximately $36 million in NRP common units to certain of the sellers, including Kayne Anderson and Hartz Alternative Investments, and to fund the remainder through cash and borrowings under NRP (Operating) LLC’s revolving credit facility.

Company Profile

Natural Resource Partners L.P. (“NRP”) is a master limited partnership headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is principally engaged in the business of owning and managing mineral reserve properties. NRP owns interests in coal, aggregates and industrial minerals, and oil and gas across the United States that generate royalty and other income for the partnership. In addition, NRP owns an equity investment in OCI Wyoming, a trona/soda ash operation, and owns non-operated working interests in oil and gas properties.

For additional information, please contact Kathy H. Roberts at 713-751-7555 or kroberts@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.

Important Information for Investors

This press release does not constitute an offer of any securities for sale or a solicitation of any vote or approval. The NRP common units to be issued as consideration for the acquisition of VantaCore Partners will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward-Looking Statements

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission (“SEC”). Such statements include the accretive nature of the transaction and the expected performance of VantaCore’s businesses. All statements, other than statements of historical facts included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of

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which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal, aggregates and industrial minerals and oil and gas; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in NRP’s SEC filings. In addition, there are significant risks and uncertainties relating to NRP’s acquisition and ownership of VantaCore and VantaCore’s performance over the short and long terms. The assumptions on which NRP’s estimates of future results of the business have been based, which include prices and demand for VantaCore’s products, production levels, economic and market conditions, and reserves and other geologic conditions, may prove to be incorrect in a number of material ways, resulting in our not realizing the expected benefits of the acquisition. NRP has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measure

This press release contains a forward-looking estimate of EBITDA projected to be generated by VantaCore, which is defined as net income before interest expense, income taxes, and depreciation and amortization. A reconciliation to GAAP net income is not provided because GAAP net income for the applicable period is not accessible. NRP has not yet completed the necessary valuation of the various assets to be acquired, a determination of the useful lives of these assets for accounting purposes, or an allocation of the purchase price among the various types of assets. Accordingly, the additional net income generated as a result of the acquisition of VantaCore is not accessible or estimable at this time. The amount of resulting depreciation and amortization could be significant, such that the amount of additional net income would vary substantially from the amount of projected EBITDA.

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